EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We hereby consent to the incorporation by reference in the Registration Statements on Form S-1 (No. 333-160044), Form S-3 (Nos. 333-155739, 333-108989, 333-107579 and 333-170581) and Form S-8 (Nos. 333-121006, 333-115505, 333-81340, 333-51556, 333-38886, 333-140624 and 333-25021) of Aastrom Biosciences, Inc. (a development stage company) of our report dated September 7, 2010, except for the effects of the restatement described in Note 2 to the consolidated financial statements and the matter described in the third paragraph of Management’s Report on Internal Controls over Financial Reporting (Restated) as to which the date is February 24, 2011, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting, which appears in this Amendment No. 1 to Annual Report on Form 10-K/A.
/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Detroit, Michigan
February 24, 2011